Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Effective Date
Fidelity Salem Street Trust	Fidelity Series Sustainable Investment Grade Bond Fund	03/01/2024
Fidelity School Street Trust	Fidelity Series International Credit Fund	03/01/2024

Fidelity Management & Research Company LLC	Fidelity Management & Research (Japan) Limited

By: /s/Christoper J. Rimmer Name: Christopher J. Rimmer Title: Treasurer	By: /s/Kirk Roland Neureiter Name: Kirk Roland Neureiter Title: Director